Exhibit 99.1

FOR IMMEDIATE RELEASE

Union Bankshares Announces Second Quarter and Year To Date Earnings and Quarterly Dividend Payment

Morrisville, VT July 16, 2008 -- Union Bankshares, Inc. (AMEX -- UNB) today announced net income for the quarter ended June 30, 2008 was $1.19 million or $.27 per share compared to $1.49 million or $.33 per share for the same period in 2007. Net Income year to date was $2.60 million or $0.58 per share for 2008 compared to $2.72 million or $0.60 per share for 2007. Book Value per share grew from $9.22 at June 30, 2007 to $9.30 at June 30, 2008.

Loan demand has remained strong with total loans growing to $319.4 million as of June 30, 2008 from $306.4 million, an increase of 4.2%, from the same time last year. The drop in the Prime Rate from the first half of 2007 at 8.25% to the current 5% and the impact on variable rate loans has more than offset the increase in loan income due to volume growth. The majority of the growth in loans has been supported by the growth in deposits of approximately $12 million or 3.9% between years, yet net interest income for the quarter is down $100 thousand as loan rates have dropped more quickly than deposit rates. An increase in the provision for possible loan losses of $90 thousand for the quarter is mainly due to the growth in the loan portfolio as classified loans dropped between quarters. An increase in health insurance costs of $153 thousand between quarters was the third major component of the decrease in net income.

A quarterly cash dividend of $.28 per share was declared on July 16, 2008 to shareholders of record July 28, 2008, payable August 7, 2008.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and in northwestern New Hampshire. As of June 30, 2008, the Company had approximately $396 million in consolidated assets and operated 12 banking offices and 30 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont. A new branch in Danville, Vermont is scheduled to open by the end of July and a full service branch in St. Albans, Vermont is scheduled to open by the end of September.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.

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